Exhibit 4.2

ORIGINAL ISSUE DISCOUNT

CONVERTIBLE PROMISSORY NOTE

$200,000 Principal (subject to adjustment)
$160,000 Purchase Price	New York City, New York
May 28, 2020

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, DPW Holdings, Inc., a Delaware corporation (hereinafter referred to as “Maker” or the “Company”), hereby unconditionally promises to pay to [●] a Delaware limited partnership (and together with its successors and assigns, hereinafter referred to as “Holder”), in the manner hereinafter provided, the aggregate principal sum of $200,000 (subject to adjustment under Section 2), or, if less, the aggregate unpaid principal amount of all advances made from time to time by Holder to Maker pursuant to and in accordance with this Note, in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase and Exchange Agreement (“Purchase Agreement”) executed by the Maker and Holder on the issuance date of this Note.

1.           Advance. On the date hereof, Maker received an advance of the aggregate principal sum of $160,000 from Holder. Amounts advanced hereunder and repaid may not be reborrowed.

2.           Maturity Date. The entire unpaid principal amount of this Note, together with all accrued unpaid interest, shall be due and payable on November 28, 2020 (the “Maturity Date”) or, if earlier, the date on which this Note is declared due and payable pursuant to the terms of this Note, including without limitation as provided in Section 9 of this Note. Maker may extend the Maturity Date until May 28, 2021 (the “First Extension”) and thereafter, Maker may extend the Maturity Date until May 28, 2022 (the “Second Extension”) (the First Extension and the Second Extension, collectively, an “Extension”). Maker must provide Holder with at least 10 days’ notice of an Extension. Upon the First Extension, the principal shall increase to $240,000 and upon the Second Extension, the principal shall increase to $280,000.

3.           Accrual of Interest. No interest shall be due under this Note unless there is an Extension. During the First Extension period, if applicable, interest shall accrue and be computed on the principal amount outstanding from time to time under this Note until the same is repaid in full at a rate equal 12% per annum. During the Second Extension period, if applicable, interest shall accrue and be computed on the principal amount outstanding from time to time under this Note until the same is repaid in full at a rate equal 18% per annum. Interest shall be calculated hereunder on the basis of a 360-day year for the actual number of days elapsed.

4.           Payment of Interest. Maker shall pay interest on this Note on the Maturity Date to Holder unless Holder elects on at least three Trading Days’ notice to convert unpaid interest and other charges. Interest payable on this Note shall be paid on the Maturity Date in cash. During the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest payable on the outstanding principal hereunder shall bear interest at the then applicable interest rate set forth in the immediately preceding section plus 7% per annum; provided, however, that such rate shall be increased or decreased to reflect the maximum interest rate permitted under applicable law. Such interest shall be payable in cash upon demand.

5.           Conversion of Note. Beginning June 30, 2020, this Note shall be convertible into validly issued, fully paid and non-assessable shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 5.

(a)          Conversion Right. Provided that Exchange Approval has been obtained and subject to the provisions of this Section 5, at any time following the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into Conversion Shares in accordance with Section 5(b). The Company shall not issue any fraction of a Conversion Share upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)          Conversion Rate. The number of shares of Conversion Shares issuable upon exchange of any portion of the Conversion Amount shall be determined by dividing (x) the Conversion Amount with respect to such portion of the Note, by (y) the Conversion Price, subject to adjustment as described in Section 5(e) below.

(i)       “Conversion Amount” means the (x) portion of the Principal to be converted, prepaid or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount, if any.

(ii)       “Conversion Price” means greater of: (x) 80% of the VWAP for the five trading days prior to the date of the Conversion Notice and (y) $0.30 (subject to any stock split, stock dividend, reverse stock split, stock combination or other similar transaction).

(iii)       “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchaser of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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(iv)        “Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(c)          Reserved

(d)          Mechanics of Conversion.

(i)        Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall deliver to the Company (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). If required pursuant hereto, within two Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company. On or before the first Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation and representation as to whether such Conversion Shares may then be resold pursuant to Rule 144 or an effective and available registration statement, of receipt of such Conversion Notice to the Holder and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion.

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(ii)       Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to credit to the Holder’s balance account with DTC within two Trading Days after the Company’s receipt of a Conversion Notice, such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of the Note that has not been exchanged pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(f) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline, the Company shall fail to credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s Conversion hereunder (as the case may be), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder or its designee of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such Conversion that the Holder or its designee so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder or its designee, the Company shall, within three Trading Days after receipt of the Holder’s or its designee’s written request, pay cash to the Holder or its designee, as applicable, in an amount equal to the Holder’s or its designee’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder), at which point the Company’s obligation to so credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exchange hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate to the extent of such shares of Common Stock so purchased.

(iii)       Book-Entry. Notwithstanding anything to the contrary set forth in this Section 5, following Conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender any note, certificate or other instrument evidencing this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following Conversion thereof the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of a note, certificate or other instrument with respect to this Note and the Conversion Shares upon physical surrender of a certificate with respect to this Note. The Holder shall provide the Company with written partial releases relating to all Conversions of the Note. The Holder and the Company shall maintain records showing the amount of the Note converted, paid or adjusted (as the case may be) and the dates of such Conversions, payments or adjustments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of any certificate with respect to the Note upon any Conversion until the Note being converted has been fully satisfied.

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(iv)       Pro Rata Conversion; Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a Conversion of the Note or an adjustment to the number of Conversion Shares to be delivered following a Pricing Period, the Company shall issue to the Holder the number of shares of Common Stock not in dispute.

(e)       If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

6.           Manner and Application of Payments. All amounts payable in cash hereunder shall be payable to Holder by wire transfer of immediately available funds and in lawful money of the United States of America without set-off, deduction or counterclaim at such place as Holder may from time to time designate in writing to Maker. Payments hereunder shall be applied first to interest and then to principal outstanding hereunder, except that if Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of Maker hereunder, Holder shall have the option of applying any monies received from Maker to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due. If any payment of principal or interest under this Note shall be payable on a day other than a business day such payment shall be made on the next succeeding business day and interest shall be payable at the rate specified in this Note during such extension. The books and records of Holder shall be the best evidence of any amounts at any time owed under this Note (including but not limited to principal, interest and any fees owed hereunder) and shall be conclusive absent manifest error.

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7.            Representation and Warranties. Maker hereby represents and warrants to Holder that:

(a)          Maker is validly existing as a corporation under the laws of the State of Delaware and has the power and authority to execute and deliver this Note and has duly executed and delivered this Note;

(b)         this Note is the legal, valid and binding obligation of Maker, enforceable in accordance with its terms;

(c)         the execution, delivery and performance of this Note and the borrowing evidenced hereby does not (i) require the consent or approval of any other party (including any governmental or regulatory party), (ii) violate any law, regulation, agreement, order, writ, judgment, injunction, decree, determination or award presently in effect to which Maker is a party or to which Maker or any of its assets may be subject, or (iii) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Maker pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to this Note) to which Maker is a party or is bound or by which its properties may be bound or affected; and

(d)         there are no actions, suits, investigations or proceedings pending or, to the best of Maker’s knowledge, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting Maker that are likely to have a material adverse effect on the financial condition of Maker.

8.            Covenants.

(a)         Further Assurances. Maker shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Note and the obligations hereunder.

(b)         Maintenance of Existence. Maker shall preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights and privileges necessary or desirable in the ordinary course of business except as would not have a materially adverse effect.

(c)         Notices of Defaults. As soon as possible and in any event within two business days after Maker becomes aware of a Default or Event of Default under this Note, Maker shall notify Holder in writing of the nature and extent of such default or event of default and the action, if any, Maker has taken or proposes to take with respect to such default or event of default.

9.            Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:

(a)         Maker shall default in the payment when due (in accordance with the terms of this Note) of any principal;

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(b)         Maker shall default in the payment when due (in accordance with the terms of this Note) of any interest or other amounts owing hereunder, and such default is not cured within three Trading Days of the due date;

(c)         (a) Maker shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); or (b) an involuntary case is commenced against Maker and is not dismissed within 90 days; or (c) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Maker or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or there is commenced against Maker any such proceeding; or (d) any order of relief or other order approving any such case or proceeding is entered; or (e) Maker is adjudicated insolvent or bankrupt; or (f) Maker makes a general assignment for the benefit of creditors; or (g) Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (h) Maker shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing;

(d)         Maker shall dissolve or for any reason cease to be in existence;

(e)         any representation or warranty made or that is deemed made by Maker shall have been false or misleading in any material respect on the date as of which such representation or warranty was made or deemed made;

(f)          Maker shall fail to perform or observe any agreement, covenant or obligation arising under any provision hereof (and the Purchase Agreement) for more than 10 days following receipt by Maker of a notice from Holder indicating any such violation;

(g)         any material adverse effect shall occur with respect to (a) the validity or enforceability of this Note or the rights, powers and privileges purported to be created hereby, (b) the right rights and remedies of the Holder hereunder, (c) Maker’s ability to perform any of its obligations hereunder, or (d) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of Maker;

(h)         Maker fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act within the time required (including any applicable extension period) by the rules and regulations thereunder;

(i)          Maker shall fail for any reason, except if caused by the action or inaction of the Holder to deliver Conversion Shares to the Holder prior to the third Trading Day after a Conversion Date or Maker shall provide at any time notice to the Holder, including by way of public announcement, of Maker’s intention to not honor requests for conversions in accordance with the terms hereof;

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(j)           the Common Stock is not listed or quoted for trading on a Trading Market which failure is not cured, if possible to cure, within the earlier to occur of five Trading Days after notice of such failure is sent by the Holder to Maker or the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or is subject to a “chill” by the Depository Trust Company or any successor;

(k)         any other indebtedness of the Company becomes in default including the Secured Promissory Note issued to the Holder on May 28, 2020; or

(l)          the Company fails to have authorized and reserved the amount of shares designated in Section 4.11 of the Purchase Agreement.

If any Event of Default occurs, the outstanding principal amount of this Note, plus interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by Maker. In connection with such acceleration described herein, the Holder need not provide, and Maker hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 9. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. “Mandatory Default Premium” means (i) 120% of the aggregate of outstanding principal amount of this Note and the accrued and unpaid interest thereon (the “Outstanding Amount”) for an Event of Default occurring during the first 18 months of this Note and (ii) 140% of the Outstanding Amount thereafter.

10.          Voluntary Prepayment. So long as no Event of Default (as defined in Section 6(a)) hereof exists, at any time upon ten (10) days written notice to the Holder, the Company may prepay any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note. If the Company exercises its right to prepay the Note, the Company shall make payment to the Holder of an amount in cash equal to the sum of the then outstanding principal amount of this Note, any accrued and unpaid interest.

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11.          Remedies; Cumulative Rights. In addition to the rights provided under the immediately preceding Section, Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time, and any other rights that Holder may have pursuant to applicable law. No delay on the part of Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No extension of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole. No failure on the part of Holder or any holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder or any holder hereof may have, whether by the laws of the State of New York, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of Maker under this Note, and Maker hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

12.          Attorneys’ Fees. Maker agrees to pay all costs and expenses of collection and enforcement of this Note when incurred, including Holder’s reasonable attorneys’ fees and legal and court costs, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.

13.          Waivers. Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by Maker), Maker, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waives and renounces (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof. Maker expressly agrees that this Note may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Maker. No consent or waiver by Holder with respect to any action or failure to act which without such consent or waiver would constitute a breach of any provision of this Note shall be valid or binding unless in writing signed by Holder and then only to the extent expressly specified therein. Neither the failure nor any delay in exercising any right, power or privilege under this Note, at law or equity, or otherwise available agreement, will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege.

14.          Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next day delivery, as follows::

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If to Maker:

DPW Holdings, Inc.

201 Shipyard Way, Suite E

Newport Beach, CA 92663

Attention: Milton C. Ault, III

If to Holder: [●]

Attention: [●]

Maker or Holder shall provide notice to the other of any change in its address.

15.          Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction, in a final determination may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

16.          Severability; Invalidity. Maker and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, including applicable usury laws, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of Maker and Holder under the remainder of this Note shall continue in full force and effect.

17.          No Strict Construction. The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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18.          Assignment. Maker may not transfer, assign or delegate any of its rights or obligations hereunder without the prior written consent of Holder. Holder shall have the right, without the consent of Maker, to transfer or assign, in whole or in part, its rights and interests in and to this Note, and, as used herein, the term “Holder” shall mean and include such successors and assigns. This Note shall accrue to the benefit of Holder and its successors and assigns and shall be binding upon the undersigned and its successors and assigns.

19.          Amendment. The provisions of this Note may be amended only by a written instrument signed by Maker and Holder.

20.          Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

21.          Jurisdiction; Waiver of Jury Trial. ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK. MAKER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder Of Page Intentionally Left Blank; Signature Page Follows]

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EXECUTED AND DELIVERED as of the first date written above.

MAKER:	DPW HOLDINGS, INC.

By:
	Name:	Milton C. Ault, III
	Title:	Chief Executive Officer

ACKNOWLEDGED:	[●]

By:
Name:
Title:

Exhibit I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Original Issue Discount Convertible Note of DPW Holdings, Inc.., a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section _____ of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal/Interest Amount of Note to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

DWAC Instructions:

Broker No:
Account No: